                                       Approved:   Daniel J. Nahmens
                                                   Chief Financial Officer
                                                   Track 'n Trail
                                                   (916) 933-4525


FOR IMMEDIATE RELEASE
                                      Contact: Chad A. Jacobs/Christine DiSanto
                                               Integrated Corporate Relations
                                               (203) 222-9013

              TRACK 'n TRAIL ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
                       -- TERMINATION of COMPANY PRESIDENT --


EL DORADO HILLS, Calif., October 26, 1999 -- Track 'n Trail (NASDAQ: TKTL), a premier destination specialty retailer of branded casual, outdoor and adventure footwear and apparel, today announced financial results for the third quarter ended September 25, 1999 and the termination of Company President, Gregory M. Kilgore.

Net sales for the quarter ended September 25, 1999 of $29.7 million, representing a 15.6% increase over net sales of $25.7 million for the same period in fiscal 1998. Comparable store net sales for the third quarter increased 5.1%. The Company experienced a net loss for the third quarter of $509,000, or ($0.07) per diluted share, as compared to net income of $97,000 or $0.01 per diluted share, for the comparable quarter in 1998. The number of diluted shares outstanding for the third quarter of 1999 was 6,889,000 compared to 7,070,000 for the same period in 1998.

The Company also reported net sales for the nine-months of fiscal 1999 of $81.3 million, representing a 21.5% increase over net sales of $66.9 million for the corresponding period in fiscal 1998. Comparable store sales for the first nine months of fiscal 1999 increased 4.1%. Net loss per diluted share for the nine month period ended September 25, 1999 was ($0.30) compared to ($0.07) for the nine months ended September 26, 1998. The increase in net loss was primarily attributable to results of operations related to the Eagles Nest stores. The number of diluted shares outstanding for the nine months ended September 25, 1999 and September 26, 1998 was 6,873,000 and 6,845,000, respectively.

During the quarter, the Company opened three new stores and closed four underperforming stores. The Company ended the quarter with 190 stores in 35 states.

Gross margin for the third quarter increased 70 basis points to 46.4% compared to 45.7% for the corresponding period in fiscal 1998. The increase was primarily attributable to Track 'n Trail and Overland Trading having lower markdowns than in the previous year, which increase was partially offset by sales at Eagles Nest, which typically carry lower margins. Excluding the Eagles Nest stores, gross margin would have been 47.3%

Separately, the Company's Chairman, David L. Suechting Jr., announced the termination of Company President, Gregory M. Kilgore. Although the Company did not name a successor, Mr. Suechting indicated the Board had been conducting a search for the newly created position of Chief Executive Officer and Mr. Suechting expressed optimism that such position will be filled in the near future. Until such position is filled, David L. Suechting Jr., Chairman of the Board, will assume the responsibilities previously performed by Gregory M. Kilgore."

                                --more--

Page 2 -- Track 'n Trail Reports Third Quarter Sales and Earnings

Mr. Suechting commented, "While we are disappointed with our bottom line results, there were many positive highlights during the quarter. Our core footwear businesses performed well in a competitive retail environment, evidenced by a 5.1% same store sales gain; we posted a solid increase in gross margin and our inventories are clean as we head into the holiday season. However, these improvements were negatively impacted by the poor performance at the Eagles Nest chain. Recently, we have made strategic adjustments which we believe will address the situation and we believe we are already beginning to see signs of improvement in that business."

Mr. Suechting concluded, "We remain confident that both Track 'n Trail and Overland Trading represent compelling, mall-based, retail footwear concepts that target an underserved niche and offer future growth opportunities. As we continue to fine-tune our product mix and operations, we believe we can return the Company to historic sales levels. Additionally, we are committed to improving the performance of the Eagles Nest chain, as we believe it is not only a strong compliment to our footwear business, but represents a potential source of increased sales and profitability. Track 'n Trail remains committed to being the destination store for branded casual, outdoor and adventure footwear."



                                --more--



Track 'n Trail is one of the largest full-service specialty retailers in the United States, focusing on a broad range of branded casual, outdoor and adventure footwear and apparel. As of September 25, 1999, the Company operated 138 Track 'n Trail stores, 46 Overland Trading stores, and 6 Eagles Nest stores in 35 states. The Track 'n Trail and Overland Trading stores offer a wide range of rugged walking and fashion casual shoes, sandals and boots, featuring brands such as Timberland, Dr. Martens, Birkenstock, Teva, Vans, Airwalk, Clarks, Ecco and Rockport. In addition to offering many of the same outdoor and adventure footwear names as Track 'n Trail, Eagles Nest also specializes in sport and outdoor clothing lines such as The North Face, Columbia, Patagonia, Woolrich and Ex Officio.



                              -TABLES TO FOLLOW-



"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information presented, the matters discussed in this release are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially, including the ability of the Company to adequately address operational issues associated with its Eagles Nest stores, the dependency of the Company's expansion plans on securing suitable store sites and the ability to adjust to changing fashion patterns. These and other factors related to the Company's business are described under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended September 25, 1999.

Page 3 -- Track 'n Trail Reports Third Quarter Sales and Earnings

                         TRACK 'n TRAIL AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)


                                        September 25,       December 26,
                                               1999               1998
                                          (unaudited)
                                        ------------        ------------
ASSETS
Current assets:
 Cash and cash equivalents               $     978           $     1,808
 Accounts receivable                         1,037                 2,510
 Income taxes receivable                        --                   130
 Inventories                                38,393                36,998
 Prepaid expenses                              367                   432
 Prepaid income taxes                        1,458                    --
 Deferred income taxes                         675                   675
                                         ---------           -----------
       Total current assets                 42,908                42,553


Fixed assets, net                           11,842                11,849
Goodwill, net                                4,656                 4,852
Deferred income taxes                        2,025                 2,025
                                         ---------           -----------
       Total assets                      $  61,431           $    61,279
                                         ---------           -----------
                                         ---------           -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Revolving line of credit                $  17,184           $    1,574
 Current portion of long-term debt              52                  172
 Accounts payable                            9,560               12,481
 Accrued payroll and bonuses                   712                  561
 Sales tax payable                             552                  952
 Income taxes payable                          --                   687
 Accrued expenses and
  other liabilities                          1,111                1,010
                                         ---------           ----------
     Total current liabilities              29,171               17,437

Deferred rent                                1,710                1,540
Long-term debt, net of
 current portion                                 6                9,764
                                         ---------           ----------
     Total liabilities                      30,887               28,741
                                         ---------           ----------
Stockholders' equity:
 Preferred stock, $0.01 par value;
  2,000,000 shares authorized; no
  shares issued or outstanding                  --                   --
 Common stock, $0.01 par value;
  20,000,000 shares authorized;
  6,891,476 and 6,851,961 shares issued
  and outstanding at September 25, 1999
  and December 26, 1998, respectively           69                  69
 Additional paid-in capital                 25,892              25,831
 Retained earnings                           4,583               6,638
                                         ---------           ---------
     Total stockholders' equity             30,544              32,538
     Total liabilities and
                                         ---------           ---------
stockholders' equity                       $61,431             $61,279
                                         ---------           ---------
                                         ---------           ---------

Page 4 - Track 'n Trail Reports Third Quarter Sales and Earnings

                       TRACK 'n TRAIL AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
               (Dollars in thousands, except per share data)
                                (unaudited)

                                                      PERIOD ENDED
                                   ---------------------------------------------------
                                 Septeber 25, September 26,  September 25, September 26,
                                        1999         1998            1999      1998
                                   (13 weeks)   (13 weeks)      (39 weeks)   (39 weeks)
                                   ----------   ----------      ----------   ----------
NET SALES                           $ 29,671    $  25,662        $ 81,267    $  66,881

Cost of sales                         15,906       13,927          43,056       35,377
                                   ----------   ----------      ----------   ----------
Gross profit                          13,765       11,735          38,211       31,504
                                   ----------   ----------      ----------   ----------
Operating expenses:
Selling and marketing                 11,709        9,511          33,579       26,273
Administrative and
distribution                           2,090        1,945           6,794        5,860
                                   ----------   ----------      ----------   ----------
  Total operating
   expenses                           13,799       11,456          40,373       32,133
                                   ----------   ----------      ----------   ----------

  Operating income (loss)                (34)         279          (2,162)        (629)

Other expense:
Interest expense                         317           89             875          140
Other, net                                66           29             117           38
                                   ----------   ----------      ----------   ----------
  Income (loss) before
    income taxes                        (417)         161          (3,154)        (807)

Income tax provision
(benefit)                                 92           64          (1,099)        (323)
                                   ----------   ----------      ----------   ----------

  Net income (loss)                  $  (509)   $      97        $ (2,055)     $  (484)
                                   ----------   ----------      ----------   ----------
                                   ----------   ----------      ----------   ----------

Earnings (loss) per share:
  Basic                             $  (0.07)   $    0.01        $  (0.30)    $  (0.07)
                                   ----------   ----------      ----------   ----------
                                   ----------   ----------      ----------   ----------
  Diluted                           $  (0.07)   $    0.01        $  (0.30)    $  (0.07)
                                   ----------   ----------      ----------   ----------
                                   ----------   ----------      ----------   ----------
